Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
 OF
CUE HEALTH INC.

Cue Health Inc., a Delaware corporation, does hereby certify that:

Cue Health Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), certifies that:

1.          The name of the Corporation is Cue Health Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 14, 2017.

2.          The Board of Directors of this Corporation duly adopted resolutions proposing to restate the Certificate of Incorporation of this Corporation, declaring said restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this Corporation be restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

In accordance with Section 245 of the General Corporation Law, Exhibit A referred to in the resolution above is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

3.          That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.          That this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, Cue Health Inc. has caused this Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on June 1, 2020.

By:	/s/ Ayub Khattak
Ayub Khattak, President and Chief Executive Officer

Exhibit A

ARTICLE I

The name of this Corporation is Cue Health Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808-1674. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.          Authorized Stock. This Corporation is authorized to issue two classes of shares of stock to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this Corporation shall have authority to issue is Two Hundred Twelve Million Six Hundred Thirty-Six Thousand Three Hundred Four (212,636,304) shares. One Hundred Twenty- Nine Million Thirty Thousand Three Hundred Fifty-Five (129,030,355) shares, $0.00001 par value per share shall be Common Stock and Eighty-Three Million Six Hundred Five Thousand Nine Hundred Forty-Nine (83,605,949) shares, $0.00001 par value per share, shall be Preferred Stock. All rights, preferences and privileges of the Common Stock and Preferred Stock have been adjusted to reflect the recapitalization (that is, all numeric references and other provisions included in this Restated Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the recapitalization).

B.          Common Stock.

1.          General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.          Voting Rights. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

C.          Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. Eight Million Three Hundred Ninety-Nine Thousand Two Hundred Fifty-Six (8,399,256) shares of Preferred Stock shall be designated as “Series A Preferred Stock.” Forty-Six Million Two Hundred Eight Thousand Eighty-Four (46,208,084) shares of Preferred Stock shall be designated as “Series B Preferred Stock.” Twenty-Seven Million Three Hundred Eight Thousand Two Hundred Twenty- Nine (27,308,229) shares of Preferred Stock shall be designated as “Series C-1 Preferred Stock.” One Million Six Hundred Ninety Thousand Three Hundred Eighty (1,690,380) shares of Preferred Stock shall be designated as “Series C-2 Preferred Stock” (sometimes referred to together with the Series C-1 Preferred Stock as the “Series C Preferred Stock”). The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as set forth below in this Article IV.C. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article IV refer to sections and subsections of Part C of this Article IV, and the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be collectively referred to as the “Preferred Series”.

1.	Dividends.

1.1	Cash Dividends.

(a)          From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of eight percent (8%) per share based on the Series A Original Issue Price (as defined below) of such share shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Series A Dividends”). From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of eight percent (8%) per share based on the Series B Original Issue Price (as defined below) of such share shall accrue on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Series B Dividends”). From and after the date of the issuance of any shares of Series C Preferred Stock, dividends at the rate per annum of eight percent (8%) per share based on the applicable Series C Original Issue Price (as defined below) of such share shall accrue on such shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Series C Dividends”). The Series A Dividends, Series B Dividends and Series C Dividends payable pursuant to this Section 1.1(a) are hereinafter individually and collectively referred to as the “Dividends.” The Dividends shall accrue from day to day, whether or not declared, however, such accrued Dividends shall be non-cumulative and payable only if and when declared by the Board of Directors out of any funds legally available therefore, provided that any Dividends so declared shall be declared and paid on both the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock on a pari passu basis. If not declared by December 31 of the current calendar year, any accrued Dividends will be extinguished and begin to accrue anew beginning on January 1 of the following calendar year. Such Dividends shall be fully paid prior to the payment of any declared dividend or distribution to the Common Stock. Any partial payment shall be made ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid. Additionally, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall participate, on a pro rata basis, in any dividends paid on the Common Stock, on an as converted basis. The “Series A Original Issue Price” shall mean $0.91728 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock). The “Series B Original Issue Price” shall mean $1.4345 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock). The “Series C Original Issue Price” shall mean $3.6619 in the case of the Series C-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-1 Preferred Stock), and $3.2957 in the case of the Series C-2 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-2 Preferred Stock).

1.2          Non-cash Dividends. If the Corporation declares a distribution (other than a distribution described in Section 2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then in each such case the holders of the Preferred Series shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Series were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of the applicable Preferred Series are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

1.3          Limitations. So long as any shares of a Preferred Series are outstanding, the Corporation shall not pay or declare any dividend (whether in cash or property) or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1.1 above on the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall have been paid or declared and set apart, except for acquisitions of Common Stock by the Corporation pursuant to agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation, provided that such shares are repurchased at no more than cost.

2.	Liquidation Preference.

2.1          Relative Preferences. In the event of a Liquidation Event, the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be entitled to receive, on a pari passu basis with each other and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) a per share amount equal to the Series A Original Issue Price (for shares of Series A Preferred Stock), the Series B Original Issue Price (for shares of Series B Preferred Stock) or the applicable Series C Original Issue Price (for shares of Series C Preferred Stock), as applicable, plus any declared but unpaid Dividends, or (ii) the per share amount that would have been payable had all shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock been converted into Common Stock at the then effective Series A Conversion Price (for shares of Series A Preferred Stock), Series B Conversion Price (for shares of Series B Preferred Stock) or applicable Series C Conversion Price (for shares of Series C Preferred Stock), as applicable, immediately prior to such Liquidation Event (collectively, the “Liquidation Preference”). If the assets of the Corporation are insufficient to pay the full Liquidation Preference payable to the Preferred Series, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock based on the total Liquidation Preference due each such holder under this Section 2.1.

2.2          Distribution. After, and subject to, payment in full to the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock of the Liquidation Preference, the entire remaining assets of the Corporation legally available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata on the basis of the number of shares of Common Stock outstanding for holders of Common Stock.

2.3          Consolidation or Merger. For purposes of this Section 2, each of the following events shall be considered a “Liquidation Event” unless the holders of no less than two-thirds (66.67%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, voting together as a single class on as converted to Common Stock basis (the “Required Preferred Holders”), elect otherwise by written notice sent to the Corporation:

(a)	a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)          a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except in either case, in respect of any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c)          the closing of the transfer (whether by merger, amalgamation, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold a majority, by voting power, of the share capital or capital stock of the Corporation.

2.4	Effecting a Liquidation Event.

(a)          The Corporation shall not have the power to effect a Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

(b)          In the event of a Liquidation Event referred to in Section 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Liquidation Event, then (i) the Corporation shall send a written notice to each holder of shares of a Preferred Series no later than the ninetieth (90th) day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Series; and (iii) if the holders of a majority of the then outstanding shares of Preferred Series, on an as-converted basis, so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Liquidation Event, to redeem all outstanding shares of Preferred Series at a price per share equal to the Liquidation Preference applicable to such shares.   Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Series, the Corporation shall ratably redeem each holder’s shares of Preferred Series to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.4(b), the Corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.5          Valuation. Whenever the distribution provided for in this Section 2 is payable in securities or property other than cash, the value of the distribution shall be the fair market value of the securities or other property as determined in good faith by the Board of Directors.

2.6          Escrow/Earnout. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement shall provide that (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (y) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.          Optional Conversion. The holders of the Preferred Series shall have optional conversion rights as follows (“Conversion Rights”):

3.1          Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series A Original Issue Price by (ii) the then applicable Series A Conversion Price (as defined below). The price per share at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (“Series A Conversion Price”) shall initially be equal to the Series A Original Issue Price. The initial Series A Conversion Price shall be subject to adjustment as hereinafter provided. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series B Original Issue Price by (ii) the then applicable Series B Conversion Price (as defined below). The price per share at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock (“Series B Conversion Price”). The initial Series B Conversion Price shall be subject to adjustment as hereinafter provided. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the applicable Series C Original Issue Price by (ii) the then applicable Series C Conversion Price (as defined below). The price per share at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred Stock (“Series C Conversion Price”, and generally with the Series A Conversion Price and the Series B Conversion Price, the “Conversion Price(s)”) shall initially be equal to the applicable Series C Original Issue Price. The initial Series C Conversion Price shall be subject to adjustment as hereinafter provided.

3.2         Termination of Conversion Rights. In the event of liquidation, dissolution or winding up of the Corporation or a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the Preferred Series.

3.3          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Series.   In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as applicable, the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.4	Mechanics of Conversion.

(a)          Notice of Conversion. In order for a holder of a Preferred Series to voluntarily convert shares of such Preferred Series into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Series (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, and, if applicable, any event on which such conversion is contingent (which may include, without limitation, the effectiveness of a Liquidation Event) and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of the Preferred Series (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Series (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.   The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of the applicable Preferred Series, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as applicable, represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 3.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay all declared but unpaid dividends on the shares of the Preferred Series converted.

(b)          Reservation of Shares. The Corporation shall at all times when any of the Preferred Series shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Series; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Series, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation (as may be further amended or restated).

(c)          Effect of Conversion. All shares of a Preferred Series which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3.3 and to receive payment of any dividends declared but unpaid thereon. Any shares of the Preferred Series so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable Preferred Series accordingly.

(d)          No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price or the applicable Series C Conversion Price shall be made for any declared but unpaid dividends on the Preferred Series surrendered for conversion or on the Common Stock delivered upon conversion.

(e)          Taxes.   The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Series pursuant to this Section 3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred Series so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.	Mandatory Conversion.

4.1          Trigger Events. Upon the earlier of: (i) the closing of the sale of shares of Common Stock to the public at a price per share not less than three (3) times the Series C-1 Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of aggregate proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualified Public Offering”), or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the Required Preferred Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (a) (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable Series A Conversion Price and all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series B Conversion Price, and (ii) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Series C Conversion Price, provided that in addition to such vote or written consent of the Required Preferred Holders, a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate series on as-converted to Common Stock basis, shall have provided their written consent or affirmative vote, and (b) such shares of Preferred Stock may not be reissued by the Corporation.

4.2          Procedural Requirements. All holders of record of shares of the Preferred Series shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of the Preferred Series pursuant to this Section 4. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of the Preferred Series in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Series converted pursuant to Section 4.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Series, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 3.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of the Preferred Series converted. Such converted Preferred Series shall be retired and cancelled and may not be reissued as shares of its respective series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the Preferred Series accordingly.

5.	Adjustments to Conversion Price(s) for Diluting Issues.

5.1          Special Definitions. For purposes of this Section 5, the following definitions shall apply.

(a)          “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(b)          “Convertible Securities” means any evidences of indebtedness, shares (other than Common Stock and the Preferred Series) or other securities convertible into or exchangeable for Common Stock, but excluding Options.

(c)          “Original Issue Date”, as to each of the Preferred Series, means the date on which the first share of Series C Preferred Stock was first issued.

(d)         “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 5.3, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock, and (2) shares of Common Stock deemed issued pursuant to Section 5.3, under any of the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)          to officers or employees or directors of, or consultants to, the Corporation pursuant to any plan (including without limitation, the Corporation’s 2014 Equity Incentive Plan (as may be amended)), agreement or arrangement approved by the Corporation’s Board of Directors, which approval shall include the affirmative vote of a majority of the Preferred Directors then in office, or upon exercise of the same;

(ii)          upon conversion of, or as dividend or distribution on, any Preferred Series (including Options and/or Convertible Securities);

(iii)  in connection with equipment lease financing transactions, bank or other debt financing transactions, real estate leasing transactions or other strategic or partner transactions approved by the Board of Directors, which approval shall include the affirmative vote of the Preferred Directors then in office, where the issuance of such securities is not principally for the purpose of raising additional equity capital for the Corporation;

(iv)        pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement approved by the Board of Directors, which approval shall include the affirmative vote of a majority of the Preferred Directors then in office;

(v)          by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i)-(iv) above, or on shares of Common Stock so excluded;

(vi)         by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsections 5.6, 5.7, 5.8, and 5.9;

(vii)       upon exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security and that such Option or Convertible Security is outstanding as of the Original Issue Date;

(viii)       in a registered public offering under the Securities Act of 1933 as amended, pursuant to which all outstanding shares of the Preferred Series are automatically converted into Common Stock pursuant to a mandatory conversion;

(ix)        pursuant to any transaction effective after the Original Issue Date that would result in an adjustment to the then-applicable Series A Conversion Price but for the consent, in writing, by the holders of no less than two-thirds (66.67%) of the then outstanding Series A Preferred Stock waiving the adjustment provision of this definition (with such waiver effective solely as to the Series A Conversion Price);

(x)         pursuant to any transaction effective after the Original Issue Date that would result in an adjustment to the then-applicable Series B Conversion Price but for the consent, in writing, by the holders of no less than two-thirds (66.67%) of the then outstanding Series B Preferred Stock waiving the adjustment provision of this definition (with such waiver effective solely as to the Series B Conversion Price); and

(xi)        pursuant to any transaction effective after the Original Issue Date that would result in an adjustment to the then-applicable Series C-1 Conversion Price or Series C-2 Conversion Price but for the consent, in writing, by the holders of no less than two-thirds (66.67%) of the then outstanding Series C Preferred Stock voting together waiving the adjustment provision of this definition (with such waiver effective solely as to the Series C-1 Conversion Price and/or Series C-2 Conversion Price, as applicable).

5.2          No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to such issue. No adjustment in the Series A Conversion Price pursuant to Section 5.4 shall be made as a result of any stock dividend or subdivision that causes an adjustment in the Series A Conversion Price pursuant to Section 5.6. No adjustment in the Series B Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of, and immediately prior to such issue. No adjustment in the Series B Conversion Price pursuant to Section 5.4 shall be made as a result of any stock dividend or subdivision that causes an adjustment in the Series B Conversion Price pursuant to Section 5.7. No adjustment in the applicable Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series C Conversion Price in effect on the date of, and immediately prior to such issue. No adjustment in the applicable Series C Conversion Price pursuant to Section 5.4 shall be made as a result of any stock dividend or subdivision that causes an adjustment in the applicable Series C Conversion Price pursuant to Section 5.7.

5.3          Deemed Issue of Additional Shares of Common Stock. As to each of the Preferred Series, if the Corporation at any time or from time to time after the Original Issue Date issues any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of the Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of the Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of the issue or, if a record date has been fixed, as of the close of business on the record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to the Preferred Series unless the consideration per share (determined pursuant to Section 5.5) of the Additional Shares of Common Stock would be less than the applicable Conversion Price for a Preferred Series in effect on the date of and immediately prior to the issue or the record date, as the case may be, and provided further that in any case in which Additional Shares of Common Stock are deemed to be issued:

(a)          no further adjustment in the applicable Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of the Options or conversion or exchange of the Convertible Securities;

(b)        if the Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, the Series B Conversion Price and the applicable Series C Conversion Price, each computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect the increase or decrease insofar as it affects the Options or the rights of conversion or exchange under the Convertible Securities; and

(c)         on the expiration or cancellation of any Options, or the termination of the right to convert or exchange any Convertible Securities which has not been exercised, if the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price shall have been adjusted upon the original issuance thereof or shall have been subsequently adjusted pursuant to clause (b) above, the applicable Conversion Price shall be recomputed as if:

(i)          in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of the Options or the conversion or exchange of the Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all Convertible Securities which were actually converted or exchanged plus the additional consideration actually received by the Corporation upon the conversion or exchange, if any; and

(ii)        in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of the Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which the Options were actually exercised; and

(iii)        no readjustment pursuant to clauses (b) and (c) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (A) the applicable Conversion Price on the original adjustment date or (B) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and the readjustment date.

5.4          Adjustment of Conversion Price(s) Upon Issuance of Additional Shares of Common Stock. If, after the Original Issue Date, the Corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.3) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to the issue, then and in that event, the applicable Conversion Price shall be reduced, concurrently with the issue, to a price (calculated to the nearest hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)          “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b)          “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)          “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Series) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)          “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

5.5          Determination of Consideration. For purposes of Section 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)	Cash and Property. The consideration shall:

(i)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation (excluding amounts paid or payable for accrued interest or dividends);

(ii)          insofar as it consists of securities (1) if the securities are then traded on a national securities exchange or The Nasdaq Stock Market (or a similar national quotation system), then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the thirty-day period ending three days prior to receipt by the Corporation, (2) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the thirty-day period ending three days prior to the receipt by the Corporation and (3) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the Corporation, as determined in good faith by the Board of Directors of the Corporation;

(iii)          insofar as it consists of property other than cash and securities, be computed at the fair value thereof at the time of the issue, as determined in good faith by the Board of Directors; and

(iv)        if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of the consideration so received, computed as provided in paragraphs (i), (i) and (iii) above, as determined in good faith by the Board of Directors.

(b)          Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)          the total amount, if any, received or receivable by the Corporation as consideration for the issue of the Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of the consideration designed to protect against dilution) payable to the Corporation upon the exercise of the Options or the conversion or exchange of the Convertible Securities, or in the case of Options for Convertible Securities, the exercise of the Options for Convertible Securities and the conversion or exchange of the Convertible Securities, by

(ii)          the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number designed to protect against dilution) issuable upon the exercise of the Options or the conversion or exchange of the Convertible Securities.

5.6          Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to the terms of Section 5.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.7          Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.8          Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(a)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)          the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution,

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

5.9          Adjustments for Other Dividends and Distributions.   In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock; provided, however, that no such provision shall be made if the holders of Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

5.10          Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.1, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5.4, 5.7  or 5.8), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in Section 5 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

5.11       No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Series against impairment.

5.12	Notices of Record Date. If the Corporation proposes at any time to:

(a)          declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)          offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(c)          effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(d)          merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger hold more than fifty (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up or consummate a Liquidation Event;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Series:

(i)          at least twenty (20) days’ prior written notice of the date on which a record shall be taken for the dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in Subsections 5.11(c) and 5.11(d) above; and

(ii)          in the case of the matters referred to in Subsections 5.11(c) and 5.11(d) above, at least twenty (20) days’ prior written notice of the date when the event is to take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of that event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Series at the address for each holder as shown on the books of this Corporation.

5.13          Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute the adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Preferred Series a certificate executed by the Corporation’s President or Chief Financial Officer setting forth the adjustment or readjustment and showing in detail the facts upon which the adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Preferred Series, furnish or cause to be furnished to the holder a like certificate setting forth (i) the adjustments and readjustments, (ii) the applicable Conversion Price in effect for such series and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series.

5.14          Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of the Preferred Series. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of a Preferred Series by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to the fraction a sum in cash equal to the fair market value of the fraction on the date of conversion (as determined in good faith by the Board of Directors).

5.15          Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Series pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

5.16          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Series, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Series; and if at any time the number of authorized but unissued shares of Common Stock are not sufficient to effect the conversion of all then outstanding shares of the Preferred Series, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to a number of shares sufficient for that purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

6.	Voting Rights.

6.1          General. Except as otherwise required by law and as provided in Section 6.2 and Section 7, the holders of the Preferred Series shall be entitled to notice of any stockholders’ meeting and to vote together with the Common Stock as a single class on an as- converted basis upon any matter submitted to the stockholders for a vote, with each holder of outstanding shares of the Preferred Series entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of the applicable Preferred Series held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

6.2          Right to Elect Directors. For so long as at least 6,988,161 shares of Preferred Series remain outstanding (subject to appropriate adjustment in the event of any stock distribution, split, combination or other similar recapitalization with respect to the Preferred Series), the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled, voting together as a separate class, to elect three (3) directors of this Corporation (the “Existing Preferred Directors”). For so long as at least 1,449,915 shares of Series C Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock distribution, split, combination or other similar recapitalization with respect to the Preferred Series), the holders of the Series C Preferred Stock shall be entitled, voting together as a separate class, to elect one (1) director of this Corporation (the “Series C Director” and sometimes collectively with the Existing Preferred Directors, the “Preferred Directors”). The holders of the Common Stock, voting together as a separate class, shall be entitled to elect one (1) director; provided, however, that at such time that the Corporation’s Chief Executive Officer, Ayub Khattak, shall cease to serve as the Chief Executive Officer of the Corporation, the holders of the Common Stock shall be entitled to elect two (2) directors, one of whom shall be the Chief Executive Officer of the Corporation. The holders of the Common Stock and the Preferred Series, voting together as a single class shall be entitled to elect any remaining directors of the Corporation. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class as aforesaid, the vacancy shall be filled by the by the affirmative vote of the holders of the applicable class as provided above. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of (i) Preferred Series, or (ii) Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 6.2, then any directorship not so filled shall remain vacant until such time as the holders of shares of (i) Preferred Series, or (iii) Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 6.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 6.2.

7.          Preferred Series Protective Provisions. In addition to any other rights provided by law and except as provided by law, so long as at least 6,988,161 shares of a Preferred Series remain outstanding (appropriately adjusted for stock splits, stock dividends, combinations of similar events), this Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law) first obtaining the affirmative vote or written consent of the Required Preferred Holders:

(a)          amend, alter, change or repeal any provision of the Corporation’s or any subsidiary’s Certificate of Incorporation, Bylaws, or any other organizational documents;

(b)          increase or decrease the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(c)          create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series C-1 Preferred Stock or Series C-2 Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, voting rights, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series C-1 Preferred Stock or Series C-2 Preferred Stock, or increase the authorized number of shares of any additional class or series of capital stock;

(d)          purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Series as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of unvested stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, and (iv) or purchases in connection with the exercise of Corporation’s right of first refusal;

(e)          increase or decrease the authorized number of directors constituting the Board of Directors;

(f)          enter into or be a party to any transaction or agreement with any executive officer of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) or affiliate of any such person, except as approved by the Board of Directors, except for transactions contemplated by the purchase agreement and stockholder agreements entered into by the Corporation in connection with the initial issuance of shares of Series C Preferred Stock;

(g)          commence any case, proceeding or other action (i) under any bankruptcy, insolvency or similar law seeking to have an order of relief entered with respect to it or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seek appointment of a receiver, trustee, custodian or other similar official for it or all or substantial part of its property, or make a general assignment for the benefit of its creditors, or admission in writing of its inability to pay its debts when they become due;

(h)          liquidate, dissolve or wind-up the business and affairs of the Corporation or any of its subsidiaries, effect any merger or consolidation or any other Liquidation Event, or consent to any of the foregoing, or effect a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

(i)	agree to take any of the foregoing actions.

ARTICLE V

Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors; provided, however, that, so long as the holders of Preferred Series are entitled to elect the Preferred Directors, the affirmative vote of a majority of the Preferred Directors then in office shall be required for the authorization by the Board of Directors of any of the matters set forth in Sections 5.3, 5.4 and 5.5 of the Amended and Restated Investors’ Rights Agreement, dated as of June 1, 2020, by and among the Corporation and the other parties thereto, as such agreement may be amended from time to time.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE XI

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIII

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

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